Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President,
Chief Financial Officer and Treasurer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RESUMPTION OF STOCK REPURCHASE PROGRAM

RALEIGH, North Carolina (December 1, 2003) – Martin Marietta Materials, Inc. (NYSE: MLM) announced today that it intends to resume its repurchase program of its common stock through open market purchases pursuant to authority previously granted to it by the Board of Directors. The number of shares to be purchased and the price to be paid will depend on the availability of shares, the prevailing market price and any other considerations that may, in the opinion of management, affect the advisability of purchasing the stock.

Martin Marietta is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemical products used in a wide variety of industries.

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